EXHIBIT 10.1

FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE is executed effective May 25, 2017 (the “Effective Date”) by and between AG-SKB Belvedere Owner, L.P., a Delaware limited partnership (“Landlord”), and Redwood Trust, Inc., a Maryland corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Belvedere Place Office Lease dated June 1, 2012 (the “Original Lease”), as amended by letter agreement dated April 23, 2012 (the “Letter Agreement”) (collectively, the “Lease”). Pursuant to the Lease, Tenant is leasing Premises located at One Belvedere Place in Mill Valley, California. The defined, capitalized terms used in the Lease shall have the same meanings when used herein.

B.    Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

NOW, THEREFORE, it is agreed as follows.
1.    Expiration as to Surrendered Premises. Landlord and Tenant hereby agree that the term of the Lease shall expire on May 31, 2017 (the “Surrender Expiration Date”), as to the portion of the Premises depicted on Exhibit A (the “Surrendered Premises”). The Surrendered Premises consist of approximately 5,404 rentable square feet situated on the second floor of the Building. Upon the Surrender Expiration Date, the term of the Lease shall expire as to the Surrendered Premises, and the Letter Agreement shall expire completely. Until the Surrender Expiration Date, the Lease shall continue in full force and effect; following the Surrender Expiration Date, this Lease shall continue in full force and effect as to the portion of the Premises consisting of the entire third floor of the Building (the “Remaining Premises”). It is agreed that the size of the Remaining Premises is 21,371 rentable square feet.

2.    Modifications to Lease.

2.1     Term. The Term of the Lease is hereby amended and extended to include the one hundred thirty-two (132) month period commencing June 1, 2017 and expiring May 31, 2028 (the “Extension Period”).

2.2     Monthly Base Rent. During the Extension Period, Monthly Base Rent for the Remaining Premises shall be as follows:

Period	Monthly Rate/RSF	Monthly Amount
6/1/17 - 10/31/17	$0.00	$0.00
11/1/17 - 5/31/18	$5.00	$106,855.00
6/1/18 - 5/31/19	$5.15	$110,060.65
6/1/19 - 5/31/20	$5.30	$113,362.47
6/1/20 - 5/31/21	$5.46	$116,763.34
6/1/21 - 5/31/22	$5.63	$120,266.24
6/1/22 - 5/31/23	$5.79	$123,874.23
6/1/23 - 5/31/24	$5.97	$127,590.46
6/1/24 - 5/31/25	$6.15	$131,418.17
6/1/25 - 5/31/26	$6.33	$135,360.72
6/1/26 - 5/31/27	$6.52	$139,421.54
6/1/27 - 5/31/28	$6.72	$143,604.18

2.3    Tenant’s Proportionate Share. During the Extension Period, Tenant’s Proportionate Share shall be 20.6%.

2.4    Base Year. During the Extension Period, the Base Year will be 2017.

3.    Additional Provisions Regarding the Surrendered Premises.

3.1    Condition of Surrendered Premises. On or before the Surrender Expiration Date, Tenant shall vacate the Surrendered Premises in their current, AS-IS condition.

3.2    Demising Work. Landlord shall demise the Surrendered Premises from the Remaining Premises, at Landlord’s expense, in accordance with the provisions of Exhibit B.

3.3    Furniture. Tenant hereby agrees to sell to Landlord, and Landlord hereby agrees to purchase from Tenant, all existing furniture situated within the Surrendered Premises as of the Effective Date for the sum of One Dollar ($1.00). Within three (3) business days after the Effective Date, Tenant shall provide to Landlord a proposed bill of sale, including an itemized inventory of such furniture, for Landlord’s review and approval. Such bill of sale shall be executed and delivered to Landlord prior to the Surrender Expiration Date. Landlord’s purchase of such furniture from Tenant pursuant to this Section 3.3 constitutes the fulfillment of Section 9(c) (“Existing Furniture in Suite 200”) of the Lease.

3.4    Survival. All accrued liabilities and obligations of Tenant under the Lease related to the Surrendered Premises shall survive the Surrender Expiration Date, including but not limited to all defense and indemnity obligations in favor of Landlord with respect to third party claims and all obligations and liabilities expressly set forth in or arising from the breach of any provision of this Amendment.

4.    Remodeling. Tenant shall remodel the Remaining Premises in compliance with the provisions of Exhibit B.

5.    Option to Extend the Term. Tenant’s Option to extend the Term pursuant to Section 40 of the Lease remains in full force and effect. The term “Initial Term” as used in Section 40 of the Lease shall be deemed to include the Extension Period.

6.    No Right of First Refusal; No Second Floor Build-Out by Tenant. Section 30 of the Lease (“Right of First Refusal”) is hereby deleted in its entirety and is of no further force and effect. Section 8(d) of the Lease (“Second Floor Build-Out”) is hereby deleted in its entirety and is of no further force and effect.

7.    Delivery and Notices. This Amendment and all later documents, such as amendments, (a) may be executed by electronic signature, (b) may be executed and delivered in counterpart, and (c) may be delivered electronically or by facsimile (provided, if requested by Landlord, Tenant shall deliver a manually executed original of any of the foregoing to Landlord). Electronic records, electronic signatures, and facsimile signatures may be used in connection with the execution of this Amendment and such later documents, and the same shall be legal and binding and have the same full force and effect as if a paper original of this Amendment or such document had been signed using a handwritten signature. Landlord and Tenant (i) intend to be bound by electronic signatures and by documents and notices sent or delivered by facsimile, electronic mail, or other electronic means, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Amendment or any later documents or notices based on the foregoing forms of signature or delivery. The foregoing does not prohibit the use of handwritten signatures or physical delivery. Notices under the Lease may be given as provided in the Lease or by facsimile or electronically to the address set forth below.

8.    Acknowledgement. Tenant acknowledges and agrees that Landlord and all predecessor lessors have fully and timely performed each and all of their obligations under the Lease. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. Landlord has no obligation to pay for the inspection or to make or to pay for any repairs.

9.    Effect of Amendment. Submission of this Amendment for review does not constitute an offer by Landlord to Tenant. This document may not be relied upon, nor may any claim for reliance or estoppel be made based upon this document, unless and until this document is fully executed and delivered by each party.

10.    Representations. Tenant hereby represents and warrants to Landlord that (a) this Amendment constitutes the binding obligation of Tenant and is enforceable against the Tenant in accordance with its terms, (b) Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of its interest in the Lease or in the Premises (including assignments for security purposes), (c) no consent of any third party is necessary for Tenant to execute, deliver and perform this Amendment, (d) Tenant has not engaged or dealt with any broker regarding this Amendment other than Newmark Cornish & Carey (representing Landlord) and Savills Studley (representing Tenant). The persons executing this Amendment on behalf of Tenant warrant their respective authority to do so.

11.    Counterparts. This Amendment may be executed and delivered in counterparts; facsimile or pdf delivery is sufficient.

12.    Status of Lease. Except as expressly amended hereby, the Lease remains in full force and effect and the same is hereby ratified and confirmed. A copy of the Lease is attached as Exhibit C.

[signatures follow]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

LANDLORD:			TENANT:
AG-SKB Belvedere Owner, L.P., a Delaware limited partnership			Redwood Trust, Inc., a Maryland corporation

By:	AG-SKB Belvedere GP, L.L.C.,
	a Delaware limited liability company		By:	/s/ ANDREW P. STONE
Its:	General Partner		Name:	Andrew P. Stone
			Title:	Executive Vice President, General
Counsel, and Secretary
	By:	/s/ ALLAN STERNBERG
	Name:	Allan Sternberg
	Title:	Vice President

EXHIBIT A

SURRENDERED PREMISES

EXHIBIT B
WORK LETTER
1.    Landlord’s Work. Landlord, at Landlord’s expense, shall complete certain improvement work consisting of removing the existing interconnecting stairwell between the second and third floors of the Building, and infilling the opening with matching finishes on the third floor of the Building (the “Demising Work”). Tenant acknowledges that performance of Landlord’s Work contemplated by this Amendment involves construction work in the Premises. Landlord anticipates substantial completion of Landlord’s Work before December 31, 2017. Prior to commencing Landlord’s Work, Landlord shall provide Tenant a project schedule and work plan for the proposed scope of work. Tenant agrees as follows.

1.1    Tenant waives any claim against Landlord based upon inconvenience, dust, debris, odors, and other matters incidental to the Demising Work. Notwithstanding the foregoing, knowing that Tenant will be occupying the Remaining Premises, Landlord shall use commercially reasonable efforts to minimize debris, dust, odors, and keep the work area in a reasonably clean and safe condition.

1.2    Tenant shall follow, and shall cause its employees, agents, guests, and invitees to follow, all orders and directions given by Landlord in connection with the Demising Work.

1.3    Tenant shall safeguard its property, and cause its employees, agents, guests, and invitees to safeguard its and their property, and shall make no claim for the loss, theft, or damage to such property.

1.4    Tenant shall not hinder or delay the Demising Work and shall cooperate in connection with the Demising Work.

1.5    Landlord shall have access to the Premises to conduct the Demising Work. All noisy and/or disruptive work shall take place on the weekends, before 6:30 am Monday through Friday, or after 6:00 pm Monday through Friday.

The foregoing agreements in favor of Landlord shall also apply in favor of the contractors, subcontractors, and suppliers of Landlord to the effect that the indemnities, waivers, and releases shall apply also to claims against such parties, and the orders and directives of such parties shall be followed by Tenant.

2.    Tenant Alterations. Tenant desires to make certain Alterations to the Premises. Tenant may do so as provided in and subject to the provisions of the Lease.

2.1    Tenant shall finally complete such Alterations in accordance with the provisions of the Lease, shall fully pay for the same (and obtain final lien waivers), and shall obtain all necessary certificates of occupancy and a certificate from the architect that the Alterations have been finally completed in accordance with the approved plans. Tenant shall submit evidence of compliance with the foregoing requirements to Landlord following final completion. Within thirty (30) days following such submission and deliveries, Landlord shall pay to Tenant the Costs of the Alterations up to the amount of the Allowance (as those terms are defined below).

2.2    The Costs of such Alterations shall be reimbursed by Landlord up to the amount of the Allowance. The Allowance is $534,275.00 ($25.00 per rentable square foot of the Remaining Premises). Subject to Section 2.3 below, if any part of the Allowance is not used to pay Costs prior to May 31, 2018, then it shall be forfeited and will not be available for any purpose, it being the responsibility of Tenant to plan the remodeling process to allow the Alterations to be completed and Tenant’s right to reimbursement to be perfected by such date. The “Costs” of the Alterations are all hard and soft costs related to the Alterations including but not limited to architectural plans, permits, and construction costs. Tenant shall pay all Costs as and when due. Tenant may conduct its Alterations in two or more separate projects undertaken at different times. If Landlord approves each instance in advance in writing, the Costs of an individual project may be reimbursed when all of the requirements of this Exhibit B are met as to such separate project, even though other separate projects may be undertaken at a later date. No disbursement of the Allowance shall be due or paid at any time that a Default exists.

2.3    Notwithstanding the foregoing, Tenant may elect, by written notice to Landlord after completion of Qualifying Work (defined below) and compliance with Section 2.1 of this Exhibit B with respect to the Qualifying Work, to apply all of the Allowance to Basic Rent next coming due. “Qualifying Work” means Alterations (including upgrades to the restrooms and shower located within the Remaining Premises) completed in compliance with the terms of the Lease and this Exhibit B at Tenant’s sole expense (i.e., not utilizing any portion of the Allowance) and costing not less than One Hundred Thousand Dollars ($100,000.00). Tenant’s election to apply the Allowance to Basic rent shall be “all or nothing”; Tenant shall not have the right to utilize one portion of the Allowance for reimbursement of Costs of Alterations and to apply another portion of the Allowance toward Basic Rent. Subject to Section 2.2 above, if Tenant has not duly elected, prior to May 31, 2018, to apply all of the Allowance to Basic Rent, then it shall be forfeited and will not be available for any purpose.

EXHIBIT C
COPY OF LEASE